Exhibit 99.1

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                 , 201   )

Shares

Common Stock

$

We are offering for sale              shares of our common stock.

We are a holding company (the “Holding Company”) with no direct operations of our own, and currently our only business and sole asset is our ownership of all of the common limited partner interests in Special Value Continuation Partners, LP (the “Operating Company”), which represents approximately         % of the common equity and        % of the combined common and preferred equity interests of the Operating Company as of         , 201  . We and the Operating Company are externally managed, closed-end, non-diversified management investment companies that have elected to be treated as business development companies under the Investment Company Act of 1940 (the “1940 Act”). Our and the Operating Company’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. Both we and the Operating Company seek to achieve this investment objective primarily through investments in debt securities of middle-market companies. Our primary investment focus is investing in and originating of leveraged loans to performing middle-market companies.

Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our and the Operating Company’s investment advisor. The Advisor is a leading investment manager and specialty lender to middle-market companies that had in excess of $        billion in capital commitments from investors (“committed capital”) under management as

(1)         In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

of            , 201   , approximately     % of which consists of our committed capital. SVOF/MM, LLC, an affiliate of the Advisor, is the Operating Company’s general partner and provides the administrative services necessary for us to operate.

See “Underwriting” beginning on page S-        of this prospectus supplement for more information regarding this offering. The net asset value of our common stock on                  , 201    (the last date prior to the date of this prospectus supplement on which net asset value was determined) was $            per share. Our common stock is traded on The Nasdaq Global Select Market under the symbol “TCPC.” The last reported closing price for our common stock on                 , 201      was $           per share [($      on an as adjusted basis solely to give effect to our distribution with a record date of              , 201   , our issuance of common stock on           , 201 in connection with our dividend reinvestment plan, and our sale of shares of common stock during the period from           , 201 through           , 201 (with settlement dates of          , 201 through                , 201   ))]. The offering price per share of our common stock sold in this offering less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make this offering.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in shares of our common stock. We may not sell any shares of our common stock through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such shares of common stock.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our common stock. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). A Statement of Additional Information, dated                   , 201   , containing additional information about the Holding Company and the Operating Company has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. The Advisor maintains a website at http://www.tennenbaumcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports, request a free copy of the Statement of Additional Information, the table of contents of which is on page       of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The Securities and Exchange Commission maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as ‘‘hybrid securities,’’ ‘‘junk bonds’’ or ‘‘leveraged loans’’ are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment.  In addition, a majority of the Operating Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Operating Company if the reset provision has the effect of increasing the applicable interest rate.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our common stock involves a high degree of risk, including credit risk and the risk of the use of leverage. Before buying any shares of our common stock, you should read the discussion of the material risks of investing in our common stock in ‘‘Risks’’ beginning on page S-  of this prospectus supplement and on page      of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds, before expenses, to the Company(1)	$	$

(1)         We estimate that we will incur expenses of approximately $                ($       per share) in connection with this offering. Such expenses will be borne by us. Stockholders will indirectly bear such expenses, which will reduce the net asset value per share of the shares purchased by investors in this offering. Net proceeds, after expenses and sales load, will be approximately $                ($            per share).

The underwriters expect to deliver the shares to purchasers on or about               , 201   .

[We have granted the underwriters an option to purchase up to                  additional shares of our common stock at the public offering price, less the sales load, within          days of the date of this prospectus [solely to cover overallotments, if any]. If the underwriters exercise this option in full, the total price to the public, sales load and net proceeds will be $              , $              , and $              , respectively. See “Underwriting.”]

Prospectus Supplement dated            , 201

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•                  the introduction, withdrawal, success and timing of business initiatives and strategies;

•                  changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  the relative and absolute investment performance and operations of the Advisor;

•                  the impact of increased competition;

•                  the impact of future acquisitions and divestitures;

•                  the unfavorable resolution of legal proceedings;

•                  our business prospects and the financial condition and prospects of our portfolio companies;

•                  the adequacy of our cash resources and working capital;

•                  the timing of cash flows, if any, from the operations of our portfolio companies;

•                  the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us, the Advisor or our portfolio companies;

•                  the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•                  our contractual arrangements and relationships with third parties;

•                  any future financings and investments by us;

•                  the ability of the Advisor to attract and retain highly talented professionals;

•                  fluctuations in interest rates or foreign currency exchange rates; and

•                  the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange

S-i

Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.  Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act is not available.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the Statement of Additional Information, or SAI, incorporated by reference in its entirety in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and of the accompanying prospectus, respectively,  and the information in the SAI is accurate only as of its respective date. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement, the accompanying prospectus and the SAI during the offering period to reflect material changes to the disclosure herein.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Selected Condensed Financial Data	S-6
Use of Proceeds	S-7
Price Range of Common Stock	S-8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-9
Quantitative and Qualitative Disclosure About Market Risk	S-27
Capitalization	S-28
Underwriting	S-29
Legal Matters	S-32
Independent Registered Public Accounting Firm	S-32
Additional Information	S-32
Financial Statements	S-15

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus, including “Risks,” and the Statement of Additional Information, dated                        , 201   (the “SAI”).

Throughout this prospectus supplement, unless the context otherwise requires, a reference to:

“Holding Company” refers to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to TCP Capital Corp. for the periods after the consummation of the Conversion;

“Operating Company” refers to Special Value Continuation Partners, LP, a Delaware limited partnership;

“TCPC Funding” refers to TCPC Funding I LLC, a Delaware limited liability company;

“Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and

“General Partner” and “Administrator” refer to SVOF/MM, LLC, a Delaware limited liability company, the general partner of the Operating Company and an affiliate of the Advisor and administrator of the Holding Company and the Operating Company.

For simplicity, this prospectus supplement uses the term “Company,” “we,” “us” and “our” to include the Holding Company and, where appropriate in the context, the Operating Company and TCPC Funding, on a consolidated basis. For example, (i) although all or substantially all of the net proceeds from this offering will be invested in the Operating Company and all or substantially all of the Holding Company’s investments will be made through the Operating Company, this prospectus supplement generally refers to the Holding Company’s investments through the Operating Company as investments by the “Company,” and (ii) although the Operating Company and TCPC Funding and not the Holding Company has entered into the Leverage Program (defined below), this prospectus supplement generally refers to the Operating Company’s use of the Leverage Program as borrowings by the “Company,” in all instances in order to make the operations and investment strategy easier to understand. The Holding Company and the Operating Company have the same investment objective and policies and the assets, liabilities and results of operations of the Holding Company are consolidated with those of the Operating Company as described in the accompanying prospectus under “Prospectus Summary—Operating and Regulatory Tax Structure.”

On April 2, 2012, we completed a conversion under which TCP Capital Corp. succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of TCP Capital Corp. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.

The Company

We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. See the accompanying prospectus “Prospectus Summary— Company History and BDC Conversion.” We completed our initial public offering on April 10, 2012.

Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion. While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of the Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. Substantially all of our operating history and performance results have been achieved through our predecessor, Special Value Continuation Fund, LLC, which was a registered investment company but was neither a business development company nor a publicly traded company. There are no material operating differences between us and our predecessor, however, as a BDC we are deemphasizing distressed debt investments. See “Prospectus Summary— Company History and BDC Conversion” in the accompanying prospectus.

To achieve our investment objectives, we intend to focus on a subset of the broader investment strategies historically pursued by the Advisor. Our primary investment focus is the ongoing origination of and investments in leveraged loans of performing middle-market companies. For the purposes of this prospectus supplement, the term “leveraged loans” refers to senior debt investments that rank ahead of subordinated debt and that generally have the benefit of security interests in the assets of the borrower.

Our investments generally range from $10 million to $35 million per company, the size of which may grow over time in proportion with our capital base. We expect to generate current returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. We often receive equity interests such as preferred or common stock and warrants or options in connection with our debt investments. From time to time we may also use other investment strategies, which are not our primary focus, to attempt to enhance the overall return of our portfolio. These investment strategies may include, but are not limited to, the purchase of discounted debt, opportunistic investments, and financial instruments to hedge currency or interest rate risk associated with our portfolio.

As described in more detail in the accompanying prospectus under “Prospectus Summary— Company History and BDC Conversion,” we have no employees of our own and currently our only business and sole asset is the ownership of all of the common limited partner interests of the Operating Company. Our investment activities are externally managed by the Advisor. Additionally, the Holding Company expects that it will continue to seek to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code.

As of September 30, 2013, we held investments in 66 portfolio companies. The aggregate fair value as of September 30, 2013 of investments in these portfolio companies was approximately $704.1 million. Our portfolio across all our long-term debt investments had a weighted average annual effective yield of 10.8% as of September 30, 2013. In addition to the annual stated interest rate, this figure includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.

Recent Developments

[Insert description of recent developments at time of offering.]

Company Information

Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. The Advisor maintains a website at http://www.tennenbaumcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on the Advisor’s website to be part of this prospectus supplement or the accompanying prospectus.

Presentation of Historical Financial Information

Unless otherwise indicated, historical references contained in this prospectus supplement and the accompanying prospectus, as applicable, in “— Selected Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Senior Securities” and “Portfolio Companies” relate to the Holding Company and the Operating Company on a consolidated basis.

For further information please see the “Prospectus Summary” in the accompanying prospectus.

THE OFFERING

[Insert specific offering terms.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. The expenses shown in the table under “Annual Expenses” (excluding incentive compensation payable under the investment management agreement) are based on amounts assuming an offering size of approximately                     shares of our common stock at $                per share, which was the last reported closing price of our common stock on                          , 201    . If the offering decreases in size, all other things being equal, these expenses would increase as a percentage of net assets attributable to our shares of common stock. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The following table and example represent our best estimate of the fees and expenses that we expect to incur during the next twelve months. Further, the fees and expenses below are presented on a consolidated basis directly or indirectly to include expenses of the Company and the Operating Company that investors in this offering will bear.

Stockholder Transaction Expenses:
Sales Load (as a percentage of offering price)		%(1)
Offering Expenses (as a percentage of offering price)		%(2)
Dividend Reinvestment Plan Fees	—	(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)%

Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Base Management Fees		%(5)
Incentive Compensation Payable Under the Investment Management Agreement (20% of ordinary income and capital gains)		%(6)
Interest Payments on Borrowed Funds		%(7)
Preferred Dividends		%(8)
Other Expenses (estimated)		%(9)
Total Annual Expenses		%

(1)         The underwriting discount and commission with respect to shares sold in this offering, which are one-time fees to the underwriters in connection with this offering, are the only sales load being paid in connection with this offering.

(2)         Amount reflects estimated offering expenses of approximately $      and an assumed offering size of approximately                     shares of our common stock at $          per share, which is the last reported closing price of our stock on                   , 201    and which assumes no exercise of the underwriters’ over-allotment option.

(3)         The expenses of the dividend reinvestment plan are included in “other expenses.”

(4)         The “net assets attributable to common stock” used to calculate the percentages in this table is our average assets of $          for the year ended December 31, 201     .

(5)         Base management fees are paid quarterly in arrears. The base management fee of 1.5% is calculated based on the value of our total assets (excluding cash and cash equivalents) at the end of the most recently completed calendar quarter. The percentage shown in the table, which assumes all capital and leverage is invested at the maximum level, is calculated by determining the ratio that the aggregate base management fee bears to our net assets attributable to common stock and not total assets. We make this conversion because all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders. If we borrow money or issue preferred stock and invest the proceeds other than in cash and cash equivalents, our base management fees will increase. The base management fee for any partial quarter is appropriately pro-rated. See the accompanying prospectus, “Management of the Company — Investment Management Agreements.”

(6)         Based on an annualized level of incentive compensation paid during our first fiscal quarter ended          , 201   . Under the investment management agreements and the Amended and Restated Limited Partnership Agreement, no incentive compensation was incurred until after January 1, 2013. The incentive compensation has two components, ordinary income and capital gains. Each component is payable quarterly in arrears (or upon termination of the Advisor as the investment manager or the General Partner as of the termination date) and is calculated based on the cumulative return for periods beginning January 1, 2013 and ending on the relevant calculation date.

Each of the two components of incentive compensation is separately subject to a total return limitation. Thus, notwithstanding the following provisions, we are not obligated to pay or distribute any ordinary income incentive compensation or any capital gains incentive compensation if our cumulative total return does not exceed an 8% annual return on daily weighted average contributed common equity. The incentive compensation we would pay is subject to a total return limitation. That is, no incentive compensation is paid if our cumulative annual total return is less than 8% of our average contributed common equity. If our cumulative annual total return is above 8%, the total cumulative incentive compensation we pay is not more than 20% of our cumulative total return, or, if lower, the amount of our cumulative total return that exceeds the 8% annual rate.

Subject to the above limitation, the ordinary income component is the amount, if positive, equal to 20% of the cumulative ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid or distributed.

(7)         “Interest Payments on Borrowed Funds” represents dividends, interest and fees estimated to be accrued on the Revolving Facility and amortization of debt issuance costs, and assumes the Revolving Facility is fully drawn (subject to asset coverage limitations under the 1940 Act) and that the interest rate on the debt issued under the Revolving Facility is the rate in effect as of                       , 201    , which was             %. When we borrow money or issue preferred stock, all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders.

(8)         “Preferred Dividends” represents dividends estimated to be accumulated on the Preferred Interests and assumes that the dividend rate on the Preferred Interests is the rate in effect as of                   , 201    , which was          %. When we borrow money or issue preferred stock, all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders.

(9)         “Other Expenses” includes our estimated overhead expenses, including expenses of the Advisor reimbursable under the investment management agreements and of the Administrator reimbursable under the administration agreement except for certain administration overhead costs which are not currently contemplated to be charged to us. Such expense estimate, other than the Administrator expenses, is based on actual other expenses for the period ended                          , 201   .

Example

The following example demonstrates the projected dollar amount of total cumulative expenses (including stockholder transaction expenses and annual expenses) that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. There is no incentive compensation either on income or on capital gains under our investment management agreements and the Amended and Restated Limited Partnership Agreement assuming a 5% annual return and therefore it is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive compensation of a material amount, our distributions to our common stockholders and our expenses would likely be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend or distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in our SAI for additional information regarding our dividend reinvestment plan.

Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “you,” the “Company,” the “Holding Company,” the “Operating Company” or “us,” our common stockholders will indirectly bear such fees or expenses, including through the Company’s investment in the Operating Company.

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

SELECTED CONDENSED FINANCIAL DATA

The selected consolidated financial and other data below reflects the consolidated historical operations of the Holding Company and the Operating Company. This consolidated financial and other data is the Holding Company’s historical financial and other data. The Operating Company will continue to be the Holding Company’s sole investment following the completion of this offering.

The selected consolidated financial data below for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been derived from the consolidated financial statements that were audited by our independent registered public accounting firm. The selected consolidated financial data at and for the three and nine months ended September 30, 2013 and 2012 have been derived from unaudited financial data, but in the opinion of our management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results for such interim periods. Interim results at and for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. This selected financial data should be read in conjunction with our financial statements and related notes thereto, which are incorporated by reference into the SAI, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities” included elsewhere in this prospectus supplement.

The historical and future financial information may not be representative of the Company’s financial information in future periods.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010	2009	2008
Performance Data:
Interest income	$16,489,727	$11,834,133	$46,716,446	$32,057,289	$49,243,332	$42,113,358	$32,410,819	$26,678,140	$34,719,010
Dividend income	—	—	—	1,811,189	1,811,189	10,610,159	13,547,924	—	2,250,032
Other income	798,644	276,840	1,906,863	1,143,278	1,138,238	2,134,159	1,842,469	417,533	238,994
Total investment income	17,288,371	12,110,973	48,623,309	35,011,756	52,192,759	54,857,676	47,801,212	27,095,673	37,208,036
Interest and credit agreement expenses	645,224	206,039	1,280,905	614,390	857,757	942,288	893,806	949,554	5,314,342
Investment advisory expense	2,205,517	1,737,237	6,110,550	4,986,901	6,908,942	6,787,188	6,787,188	6,787,188	8,287,188
Other expenses	849,651	564,044	2,186,234	1,647,672	4,105,700	1,520,474	1,213,685	1,426,099	1,086,533
Total expenses	3,700,392	2,507,320	9,577,689	7,248,963	11,872,399	9,249,950	8,894,679	9,162,841	14,688,063
Net investment income before taxes	13,587,979	9,603,653	39,045,620	27,762,793	41,800,338	45,607,726	38,906,533	17,932,832	22,519,973
Excise tax expense	—	—	—	502,978	1,479,978	—	—	—	—
Net investment income	13,587,979	9,603,653	39,045,620	27,259,815	40,320,360	45,607,726	38,906,533	17,932,832	22,519,973
Realized and unrealized gains (losses)	2,937,047	344,397	5,950,799	(7,040,664)	(12,784,251)	(38,878,881)	31,621,019	36,142,346	(209,274,336)
Dividends to preferred interest holders	(387,982)	(399,121)	(1,138,942)	(1,211,397)	(1,602,799)	(1,545,555)	(1,519,759)	(1,740,964)	(5,190,988)
Distributions of incentive allocation	(2,694,156)	—	(7,893,933)	—	—	—	—	—	—
Non-controlling interest	(533,253)	—	(877,563)	—	—	—	—	—	3,149,915
Net increase (decrease) in net assets from operations	$12,909,635	$9,548,929	$35,085,981	$19,007,754	$25,933,310	$5,183,290	$69,007,793	$52,334,214	$(188,795,436)
Per Share Data (at the end of the period):*
Net increase (decrease) in net assets from operations	$0.48	$0.44	$1.47	N/A	$1.21	$12.37	$164.72	$124.92	$(450.63)
Distributions declared per share	(0.36)	(0.35)	(1.12)	(1.03)	(1.43)	(75.19)	(89.99)	(36.28)	(19.10)
Average weighted shares outstanding for the period	26,654,702	21,475,635	23,942,996	N/A	21,475,847	418,956	418,956	418,956	418,956

*                      Per share amounts prior to the Conversion on April 2, 2012 are calculated based on 418,956 shares outstanding. Per share amounts subsequent to the Conversion are calculated on weighted-average shares outstanding for each period.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010	2009	2008
Assets and Liabilities Data:
Investments	$704,095,487	$490,122,518	$704,095,487	$490,122,518	517,683,087	378,960,536	453,034,872	343,062,967	348,504,225
Other assets	25,161,493	31,150,235	25,161,493	31,150,235	31,559,015	24,492,967	20,604,286	119,642,507	19,677,567
Total assets	729,256,980	521,272,753	729,256,980	521,272,753	549,242,102	403,453,503	473,639,158	462,705,474	368,181,792
Amount drawn on credit facility	150,000,000	48,000,000	150,000,000	48,000,000	74,000,000	29,000,000	50,000,000	75,000,000	34,000,000
Other liabilities	42,341,463	21,101,742	42,341,463	21,101,742	24,728,267	2,116,211	25,050,178	20,431,955	3,239,231
Total liabilities	192,341,463	69,101,742	192,341,463	69,101,742	98,728,267	31,116,211	75,050,178	95,431,955	37,239,231
Preferred stock					—	—	23,527	25,391	23,516
Preferred limited partner interests	134,534,213	134,535,582	134,534,213	134,535,582	134,526,285	134,466,418	134,377,869	134,368,337	135,173,468
Non-controlling interest	877,563	—	877,563	—	—	—	—	—	—
Net assets	$401,503,741	$317,635,429	$401,503,741	$317,635,429	$315,987,550	$237,870,874	$264,187,584	$232,879,791	$195,745,577
Investment Activity Data:
No. of portfolio companies at period end	66	46	66	46	54	41	44	40	27
Acquisitions	$183,678,453	$80,043,384	$354,541,956	$245,594,683	$359,020,926	$171,842,663	$262,837,727	$144,313,178	$169,262,403
Sales, repayments, and other disposals	$55,466,349	$43,488,614	$176,516,172	$129,105,822	$211,216,033	$216,916,444	$192,419,667	$195,383,341	$257,415,641
Weighted-Average Yield on debt investments at end of period	10.8%	11.3%	10.8%	11.3%	11.3%	14.1%	13.1%	12.5%	18.5%

USE OF PROCEEDS

The net proceeds of the offering are estimated to be approximately $             million (approximately $             million if the underwriters exercise their overallotment option to purchase additional shares in full), assuming an offering of                     shares of common stock in this offering at the assumed public offering price of $                  , which was the last reported closing price of our common stock on                       , 201   , and after deducting the underwriting discounts and commissions and estimated offering expenses of approximately $             payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK

Our common stock began trading on April 5, 2012 and is currently traded on The Nasdaq Global Select Market under the symbol “TCPC.” The following table lists the high and low closing sale price for our common stock, the premium (discount) of the related closing sale price as a percentage of NAV and quarterly distributions per share since shares of our common stock began being regularly quoted on The Nasdaq Global Select Market.

			Stock Price		Premium (Discount) of High Sales Price to	Premium (Discount) of Low Sales Price to	Declared
	NAV(1)		High(2)	Low(2)	NAV(3)	NAV(3)	Distributions
Fiscal year ended December 31, 2012
Second Quarter(4)	$14.70		$14.75	$13.80	0.3%	(6.1)%	$0.34
Third Quarter	14.79		15.96	14.23	7.9%	(3.8)%	0.35
Fourth Quarter	14.71		15.80	14.66	7.4%	(0.3)%	0.40	(5)
Fiscal year ended December 31, 2013
First Quarter	$14.91		$16.16	$14.64	8.4%	(1.8)%	$0.40	(5)
Second Quarter	$14.94		$16.77	$15.01	12.2%	0.5%	$0.36
Third Quarter	$15.06		$16.80	$14.99	11.6%	(0.5)%	$0.36
Fourth Quarter (to [ ], 2013)		$(6)	$ [ ]	$ [ ]	%(6)	%(6)	$ [ ]

(1)   NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)   The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.

(3)   Calculated as the respective High/Low Stock Price minus the quarter end NAV, divided by the quarter end NAV.

(4)   From April 5, 2012 (initial public offering) to June 30, 2012.

(5)   Includes a special dividend of $0.05 per share.

(6)   NAV has not yet been finally determined for any day after September 30, 2013.

On [                    ], 2013, the closing price of our common stock was $[        ] per share. As of [                    ], 2013, we had [    ] stockholders of record.

The table below sets forth each class of our outstanding securities as of [                    ], 2013.

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding
Common Stock	200,000,000	—	[ ]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the selected financial data appearing elsewhere in this prospectus supplement and the accompanying prospectus and our financial statements and related notes thereto included in this prospectus supplement and those certain financial statements and related notes thereto, which are incorporated by reference into the accompanying prospectus and the SAI.

Overview

The Holding Company is a Delaware corporation formed on April 2, 2012 and is an externally managed, closed-end, non-diversified management investment company. The Holding Company elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objective is to seek to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We invest primarily in the debt of middle-market companies, including senior secured loans, junior loans, mezzanine debt and bonds. Such investments may include an equity component, and, to a lesser extent, we may make equity investments directly. Investment operations are conducted either in Special Value Continuation Partners, LP, a Delaware Limited Partnership (the “Operating Company”), of which the Holding Company owns 100% of the common limited partner interests, or in the Operating Company’s wholly-owned subsidiary, TCPC Funding I, LLC (“TCPC Funding”). The Operating Company has also elected to be treated as a BDC under the 1940 Act. The General Partner of the Operating Company is SVOF/MM, LLC (“SVOF/MM”), which also serves as the administrator (“Administrator”) of the Holding Company and the Operating Company. The managing member of SVOF/MM is Tennenbaum Capital Partners, LLC (the “Advisor”), which serves as the investment manager to the Holding Company, the Operating Company and TCPC Funding. Most of the equity interests in the General Partner are owned directly or indirectly by the Advisor and its employees.

The Holding Company has elected to be treated as a regulated investment company (“RIC”) for U.S. federal income tax purposes. As a RIC, the Holding Company will not be taxed on its income to the extent that it distributes such income each year and satisfies other applicable income tax requirements. The Operating Company and TCPC Funding have elected to be treated as partnerships for U.S. federal income tax purposes.

On April 2, 2012, Special Value Continuation Fund, LLC (“SVCF”) converted from a limited liability company to a corporation, leaving the Holding Company as the surviving entity (the “Conversion”). At the time of the Conversion, all limited liability company interests were exchanged for 15,725,635 shares of common stock in the Holding Company. As a result of the Conversion, the books and records of SVCF have become the books and records of the surviving entity and the Operating Company became a wholly owned subsidiary of the Holding Company. On April 3, 2012, the Holding Company completed its initial public offering.

Our leverage program is comprised of $116 million in available debt under a senior secured revolving credit facility issued by the Operating Company (the “Operating Company Facility”), $100 million in available debt under a senior secured revolving credit facility issued by TCPC Funding, (the “TCPC Funding Facility,” and, together with the Operating Company Facility, the “Revolving Facilities”), and $134 million of outstanding preferred limited partner interests in the Operating Company (the “Preferred Interests,” and, together with the Revolving Facilities, the “Leverage Program”).

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements and timely distribute to our stockholders generally at least 90% of our investment company taxable income, as defined by the Internal Revenue Code of 1986, as amended, for each year. Pursuant to this election, we generally will not have to pay corporate level taxes on any income that we distribute to our stockholders provided that we satisfy those requirements.

Investments

Our level of investment activity can and does vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity, the general economic environment and the competitive environment for the types of investments we make.

As a BDC, we are required to comply with certain regulatory requirements. For instance, we generally have to invest at least 70% of our total assets in “qualifying assets,” including securities and indebtedness of private U.S. companies, public U.S. operating companies whose securities are not listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended, public domestic operating companies having a market capitalization of less than $250 million, cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. We are also permitted to make certain follow-on investments in companies that were eligible portfolio companies at the time of initial investment but that no longer meet the definition. As of September 30, 2013, 92.6% of our total assets were invested in qualifying assets.

Revenues

We generate revenues primarily in the form of interest on the debt we hold. We also generate revenue from dividends on our equity interests and capital gains on the sale of warrants and other debt or equity interests that we acquire. Our investments in fixed income instruments generally have an expected maturity of three to five years, although we have no lower or upper constraint on maturity. Interest on our debt investments is generally payable quarterly or semi-annually. Payments of principal of our debt investments may be amortized over the stated term of the investment, deferred for several years or due entirely at maturity. In some cases, our debt investments and preferred stock investments may defer payments of cash interest or dividends or PIK. Any outstanding principal amount of our debt investments and any accrued but unpaid interest will generally become due at the maturity date. In addition, we may generate revenue in the form of prepayment fees, commitment, origination, structuring or due diligence fees, fees for providing significant managerial assistance, consulting fees and other investment related income.

Expenses

Our primary operating expenses include the payment of a base management fee and, depending on our operating results, incentive compensation, expenses reimbursable under the management agreement, administration fees and the allocable portion of overhead under the administration agreement. The base management fee and incentive compensation remunerates the Advisor for work in identifying, evaluating, negotiating, closing and monitoring our investments. Our administration agreement with SVOF/MM, LLC (the “Administrator”) provides that the Administrator may be reimbursed for costs and expenses incurred by the Administrator for office space rental, office equipment and utilities allocable to us under the administration agreement, as well as any costs and expenses incurred by the Administrator or its affiliates relating to any non-investment advisory, administrative or operating services provided by the Administrator or its affiliates to us. We also bear all other costs and expenses of our operations and transactions (and the Holding Company’s common stockholders indirectly bear all of the costs and expenses of the Holding Company, the Operating Company and TCPC Funding), which may include those relating to:

•      our organization;

•      calculating our net asset value (including the cost and expenses of any independent valuation firms);

•      interest payable on debt, if any, incurred to finance our investments;

•      costs of future offerings of our common stock and other securities, if any;

•      the base management fee and any incentive compensation;

•      dividends and distributions on our preferred shares, if any, and common shares;

•      administration fees payable under the administration agreement;

•      fees payable to third parties relating to, or associated with, making investments;

•      transfer agent and custodial fees;

•      registration fees;

•      listing fees;

•      taxes;

•      director fees and expenses;

•      costs of preparing and filing reports or other documents with the SEC;

•      costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•      our fidelity bond;

•      directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•      indemnification payments;

•      direct costs and expenses of administration, including audit and legal costs; and

•      all other expenses reasonably incurred by us and the Administrator in connection with administering our business, such as the allocable portion of overhead under the administration agreement, including rent and other allocable portions of the cost of certain of our officers and their respective staffs.

The investment management agreement provides that the base management fee be calculated at an annual rate of 1.5% of our total assets (excluding cash and cash equivalents) payable quarterly in arrears. For purposes of calculating the base management fee, “total assets” is determined without deduction for any borrowings or other liabilities. For the first calendar quarter (or portion thereof) of our operations as a BDC, the base management fee was calculated based on the initial value of our total assets (excluding cash and cash equivalents) as of a date as close as practicable to the Conversion. Beginning with our second calendar quarter of operations as a BDC, the base management fee is calculated based on the value of our total assets (excluding cash and cash equivalents) at the end of the most recently completed calendar quarter.

Additionally, the investment management agreement and the Amended and Restated Limited Partnership Agreement provide that the Advisor or its affiliates may be entitled to incentive compensation under certain circumstances. No incentive compensation was incurred prior to January 1, 2013. Beginning January 1, 2013, the incentive compensation equals the sum of (1) 20% of all ordinary income since that date and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since that date, with each component being subject to a total return requirement of 8% of contributed common equity annually. The incentive compensation initially is payable to the General Partner by the Operating Company pursuant to the Amended and Restated Limited Partnership Agreement. If the Operating Company is terminated or for any other reason incentive compensation is not paid by the Operating Company, it would be paid pursuant to the investment management agreement between us and the Advisor. The determination of incentive compensation is subject to limitations under the 1940 Act and the Advisers Act.

Critical accounting policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. Management considers the following critical accounting policies important to understanding the financial statements. In addition to the discussion below, our critical accounting policies are further described in the notes to our financial statements.

Valuation of portfolio investments

We value our portfolio investments at fair value based upon the principles and methods of valuation set forth in policies adopted by our board of directors. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset that (i) are independent of us, (ii) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (iii) are able to transact for the asset, and (iv) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

Investments for which market quotations are readily available are valued at such market quotations unless the quotations are deemed not to represent fair value. We generally obtain market quotations from recognized exchanges, market quotation systems, independent pricing services or one or more broker-dealers or market makers. However, short term debt investments with remaining maturities within 90 days are generally valued at amortized cost, which approximates fair value. Debt and equity securities for which market quotations are not readily available, which is the case for many of our investments, or for which market quotations are deemed not to represent fair value, are valued at fair value using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our board of directors, who also approve in good faith the valuation of such securities as of the end of each quarter. Due to the inherent uncertainty and subjectivity of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments and may differ materially from the values that we may ultimately realize. In addition, changes in the market environment and other events may have differing impacts on the market quotations used to value some of our investments than on the fair values of our investments for which market quotations are not readily available. Market quotations may be deemed not to represent fair value in certain circumstances where we believe that facts and circumstances applicable to an issuer, a seller or purchaser, or the market for a particular security cause current market quotations to not reflect the fair value of the security. Examples of these events could include cases where a security trades infrequently causing a quoted purchase or sale price to become stale, where there is a “forced” sale by a distressed seller, where market quotations vary substantially among market makers, or where there is a wide bid-ask spread or significant increase in the bid-ask spread.

The valuation process adopted by our board of directors with respect to investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value is as follows:

•      The investment professionals of the Advisor provide recent portfolio company financial statements and other reporting materials to independent valuation firms approved by our board of directors.

•      Such firms evaluate this information along with relevant observable market data to conduct independent appraisals each quarter, and their preliminary valuation conclusions are documented and discussed with senior management of the Advisor.

•      The fair value of smaller investments comprising in the aggregate less than 5% of our total capitalization may be determined by the Advisor in good faith in accordance with our valuation policy without the employment of an independent valuation firm.

•      The audit committee of the board of directors discusses the valuations, and the board of directors approves the fair value of each investment in our portfolio in good faith based on the input of the Advisor, the respective independent valuation firms (to the extent applicable) and the audit committee of the board of directors.

Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in determining the fair value of our investments include, as relevant and among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, our principal market (as the reporting entity) and enterprise values.

When valuing all of our investments, we strive to maximize the use of observable inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

Our investments may be categorized based on the types of inputs used in their valuation. The level in the GAAP valuation hierarchy in which an investment falls is based on the lowest level input that is significant to the valuation of the investment in its entirety. Investments are classified by GAAP into the three broad levels as follows:

Level 1 — Investments valued using unadjusted quoted prices in active markets for identical assets.

Level 2 — Investments valued using other unadjusted observable market inputs, e.g. quoted prices in markets that are not active or quotes for comparable instruments.

Level 3 — Investments that are valued using quotes and other observable market data to the extent available, but which also take into consideration one or more unobservable inputs that are significant to the valuation taken as a whole.

As of September 30, 2013, 0.1% of our investments were categorized as Level 1, 24.3% were categorized as Level 2, 74.1% were Level 3 investments valued based on valuations by independent third party sources, and 1.5% were Level 3 investments valued based on valuations by the Advisor.

Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our financial statements express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on the financial statements.

Revenue recognition

Interest and dividend income, including income paid in kind, is recorded on an accrual basis to the extent that such amounts are determined to be collectible. Origination, structuring, closing, commitment and other upfront fees earned with respect to capital commitments are generally amortized or accreted into interest income over the life of the respective debt investment. Other fees, including certain amendment fees, prepayment fees and commitment fees on broken deals, are recognized as earned. Prepayment fees and similar income received upon the early repayment of a loan or debt security are included in interest income.

Certain of our debt investments are purchased at a considerable discount to par as a result of the underlying credit risks and financial results of the issuer, as well as general market factors that influence the financial markets as a whole. GAAP generally requires that discounts on the acquisition of corporate bonds, municipal bonds and treasury bonds be amortized using the effective-interest or constant-yield method. GAAP also requires that we consider the collectability of interest when making accruals. Accordingly, when accounting for purchase discounts, we recognize discount accretion income when it is probable that such amounts will be collected.

Net realized gains or losses and net change in unrealized appreciation or depreciation

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized. Realized gains and losses are computed using the specific identification method. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.

Portfolio and investment activity

During the three months ended September 30, 2013, we invested approximately $183.7 million across 15 new and 2 existing portfolio companies. Substantially all of these investments were in senior secured debt comprised of senior loans ($142.3 million, or 78% of the total) and senior secured notes ($41.0 million, or 22% of the total). The remaining $0.4 million were comprised of PIK payments received on investments in unsecured debt. Additionally, we received approximately $55.5 million in proceeds from sales or repayments of investments during the three months ended September 30, 2013.

During the nine months ended September 30, 2013, we invested approximately $354.5 million across 27 new and 8 existing portfolio companies. Substantially all of these investments were in senior secured debt comprised of senior loans ($292.2 million, or 82% of the total) and senior secured notes ($61.9 million, or 18% of the total). The remaining $0.4 million were comprised of PIK payments received on investments in unsecured debt. Additionally, we received approximately $176.5 million in proceeds from sales or repayments of investments during the nine months ended September 30, 2013.

At September 30, 2013, our investment portfolio of $704.1 million (at fair value) consisted of 63 portfolio companies and was invested 95% in debt investments, of which 97% was in senior secured debt and 3% in unsecured or subordinated debt. In aggregate, our investment portfolio was invested 76% in senior secured loans, 16% in senior secured notes, 3% in unsecured or subordinated debt, and 5% in equity investments. Our average portfolio company investment at fair value was approximately $11.2 million. Our largest portfolio company investment by value was approximately $21.1 million and our five largest portfolio company investments by value comprised approximately 13% of our portfolio at September 30, 2013. At December 31, 2012, our investment portfolio of $517.7 million (at fair value) consisted of 54 portfolio companies and was invested 93% in debt investments, of which 96% was in senior secured debt and 4% in unsecured or subordinated debt. In aggregate, our investment portfolio was invested 77% in senior secured loans, 12% in senior secured notes, 4% in unsecured or subordinated debt, and 7% in equity investments. Our average portfolio company investment at fair value was approximately $9.6 million. Our largest portfolio company investment by value was approximately $19.4 million and our five largest portfolio company investments by value comprised approximately 17% of our portfolio at December 31, 2012.

The industry composition of our portfolio at fair value at September 30, 2013 was as follows:

Percent of Total
Industry	Investments
Software Publishers	7.9%
Computer Systems Design and Related Services	5.5%
Newspaper, Periodical, Book, and Directory Publishers	4.4%
Wired Telecommunications Carriers	4.3%
Professional, Scientific, and Technical Services	3.6%
Radio and Television Broadcasting	3.5%
Wireless Telecommunications	3.4%
Scheduled Air Transportation	3.3%
Full-Service Restaurants	2.5%
Chemical Manufacturing	2.5%
Scientific Research and Development Services	2.5%
Electric Power Generation, Transmission and Distribution	2.5%
Electrical Equipment and Component Manufacturing	2.4%
Business Support Services	2.3%
Textile Furnishings Mills	2.3%
Gaming Industries	2.2%
Motion Picture and Video Industries	2.2%
Grocery Stores	2.2%
Oil and Gas Extraction	2.2%
Structured Note Funds	2.1%
Semiconductor and Other Electronic Component Manufacturing	2.0%
Other Telecommunications	2.0%
Architectural, Engineering, and Related Services	2.0%
Plastics Products Manufacturing	2.0%
Inland Water Transportation	1.9%
Other Amusement and Recreation Industries	1.8%
Promoters of Performing Arts, Sports, and Similar Events	1.6%
Artificial Synthetic Fibers and Filaments Manufacturing	1.6%
Retail	1.6%
Fabricated Metal Product Manufacturing	1.5%
Nondepository Credit Intermediation	1.5%
Nonresidential Building Construction	1.4%
Satellite Telecommunications	1.4%
Drugs and Druggists’ Sundries Merchant Wholesalers	1.3%
Electronic Shopping	1.2%
Data Processing, Hosting, and Related Services	1.2%
Accounting, Tax Preparation, Bookkeeping, and Payroll Services	1.2%
Computer Equipment Manufacturing	1.2%
Petroleum and Coal Products Manufacturing	1.1%
Beverage Manufacturing	1.1%
Other	5.6%
Total	100.0%

The weighted average effective yield of the debt securities in our portfolio was 10.8% at September 30, 2013 and 11.3% at December 31, 2012. The weighted average effective yields on our senior debt and other debt investments were 10.8% and 11.4%, respectively, at September 30, 2013, versus 11.4% and 9.9% at December 31, 2012.

At September 30, 2013, 76.3% of our debt investments bore interest based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate, and 23.7% bore interest at fixed rates. The percentage of our floating rate debt investments that bore interest based on an interest rate floor was 88.3% at September 30, 2013. At December 31, 2012, 63.8% of our debt investments bore interest based on floating rates and 36.2% bore interest at fixed rates. The percentage of our floating rate debt investments that bore interest based on an interest rate floor was 95.6% at December 31, 2012.

Results of operations

Results of operations through April 2, 2012 reflect a portfolio prior to the Conversion with different investment objectives, and accordingly are not directly comparable to the same period in 2013.

Investment income

Investment income totaled $17.3 million and $12.1 million, respectively, for the three months ended September 30, 2013 and 2012, of which $16.5 million and $11.8 million were attributable to interest and fees on our debt investments and $0.8 million and $0.3 million to other income, respectively. The increase in investment income in the three months ended September 30, 2013 compared to the three months ended September 30, 2012 reflects an increase in interest income due to the larger investment portfolio and a higher percentage of the portfolio in income-producing assets in the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

Investment income totaled $48.6 million and $35.0 million, respectively, for the nine months ended September 30, 2013 and 2012, of which $46.7 million and $32.1 million were attributable to interest and fees on our debt investments, $0.0 million and $1.8 million to dividends from equity securities and $1.9 million and $1.1 million to other income, respectively. The increase in investment income in the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 reflects an increase in interest income due to the larger investment portfolio and a higher percentage of the portfolio in income-producing assets in the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012, partially offset by the absence of dividend income during the nine months ended September 30, 2013.

Expenses

Net expenses for the three months ended September 30, 2013 and 2012 were $3.7 million and $2.5 million, respectively, comprised of $2.2 million and $1.7 million in base management fees, $0.2 million and $0.3 million in legal and professional fees (including professional fees related to the Conversion), $0.4 million and $0.1 million in interest expense and fees related to the Revolving Facilities, $0.2 million and $0.1 million in amortization of debt issuance costs, and $0.7 million and $0.3 million in other expenses, respectively. The increase in expenses in the three months ended September 30, 2013 compared to the three months ended September 30, 2012 primarily reflects the increase in management fees due to the larger portfolio, the increase in interest expense and fees related to the increase in available and outstanding debt, and approximately $0.3 million in administration expenses previously waived by the Administrator.

Net expenses for the nine months ended September 30, 2013 and 2012 were $9.6 million and $7.2 million, respectively, comprised of $6.1 million and $5.0 million in base management fees, $0.5 million and $1.1 million in legal and professional fees, $0.8 million and $0.3 million in interest expense and fees related to the Revolving Facilities, $0.5 million and $0.3 million in amortization of debt issuance costs, and $1.7 million and $0.5 million in other expenses, respectively. The increase in expenses in the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 primarily reflects the increase in management fees due to the larger portfolio, the increase in interest expense and fees related to the increase in available and outstanding debt, and approximately $0.6 million in administration expenses waived by the Administrator prior to January 1, 2013.

Net investment income

Net investment income was $13.6 million and $9.6 million, respectively, for the three months ended September 30, 2013 and 2012. The increase in in net investment income in the three months ended September 30, 2013 compared to the three months ended September 30, 2012 primarily reflects the increased interest income in the three months ended September 30, 2013, partially offset by the increase in expenses.

Net investment income was $39.0 million and $27.3 million, respectively, for the nine months ended September 30, 2013 and 2012. The increase in in net investment income in the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 primarily reflects the increased interest income in the nine months ended September 30, 2013, partially offset by the decline in dividend income and the increase in expenses.

Net realized and unrealized gain or loss

Net realized gains for the three months ended September 30, 2013 and 2012 were $0.8 million and $8.4 million, respectively. Net realized gains during the three months September 30, 2012 were primarily due to a $7.3 million realized gain on the sale of a portion of our equity in International Wire Group. For the three months ended September 30, 2013 and 2012, the change in net unrealized appreciation or depreciation was $2.1 million and $(8.1) million, respectively.

Net realized gains (losses) for the nine months ended September 30, 2013 and 2012 were $(2.8) million and $6.0 million, respectively. Net realized losses during the nine months ended September 30, 2013 are primarily due to a charge on the recapitalization of AGY Holding Corp. (“AGY”), a transaction in which we received both new debt and preferred equity in a deleveraged company. The initial AGY investment was part of our legacy distressed debt strategy and has generated substantial cash interest income. The net realized gains during the nine months ended September 30, 2012 primarily reflect the gain on International Wire. For the nine months ended September 30, 2013 and 2012, the change in net unrealized appreciation was $8.7 million and $(13.1) million, respectively.

Income tax expense, including excise tax

The Holding Company has elected to be treated as a RIC under Subchapter M of the Internal Revenue Code (“the Code”) and operates in a manner so as to qualify for the tax treatment applicable to RICs. To qualify as a RIC, the Holding Company must, among other things, timely distribute to its stockholders generally at least 90% of its investment company taxable income, as defined by the Code, for each year. The Holding Company has made and intends to continue to make the requisite distributions to its stockholders which will generally relieve the Holding Company from U.S. federal income taxes.

Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year dividend distributions from such current year taxable income into the next tax year and pay a 4% excise tax on such income. There was no U.S. federal excise tax recorded for the nine months ended September 30, 2013. For the nine months ended September 30, 2012, an expense of $0.5 million was recorded for U.S. federal excise tax, which related to 2011 income.

Dividends to preferred equity holders

Dividends on the Preferred Interests for the three months ended September 30, 2013 and 2012 were $0.4 million and $0.4 million, respectively, as average LIBOR rates for the two periods were similar. Dividends on the Preferred Interests for the nine months ended September 30, 2013 and 2012 were $1.2 million and $1.2 million, respectively, as average LIBOR rates for the two periods were similar.

Incentive compensation

Incentive compensation distributable to the General Partner for the three months ended September 30, 2013 and 2012 was $2.7 million and $0.0 million, respectively. Incentive compensation distributable to the General Partner for the nine months ended September 30, 2013 and 2012 was $7.9 million and $0.0 million, respectively. Incentive compensation for the three and nine months ended September 30, 2013 was distributable due to our performance exceeding the total return threshold. Pursuant to the terms of the management agreements of the Holding Company and the Operating Company, no incentive compensation was payable prior to January 1, 2013. The change in reserve for incentive compensation to the General Partner for the nine months ended September 30, 2013 and 2012 was $0.9 million and $0.0 million, respectively. The change in reserve for incentive compensation for the nine months ended September 30, 2013 reflects amounts in excess of distributable incentive compensation which would have been earned by the General Partner had we liquidated at net asset value at September 30, 2013.

Net increase or decrease in net assets resulting from operations

The net increase in net assets resulting from operations was $12.9 million and $9.5 million for the three months ended September 30, 2013 and 2012, respectively. The net increase in net assets resulting from operations was $35.1 million and $19.0 million for the nine months ended September 30, 2013 and 2012, respectively. The higher net increase in net assets resulting from operations primarily reflects the increase in net investment income and the increase in net realized and unrealized gains, partially offset by the commencement of incentive compensation.

Liquidity and capital resources

Since our inception, our liquidity and capital resources have been generated primarily through the initial private placement of common shares of SVCF (the predecessor entity) which were subsequently converted to common stock of the Holding Company, the net proceeds from the initial and secondary public offerings of our common stock, draws on our Leverage Program, and cash flows from operations, including investments sales and repayments and income earned from investments and cash equivalents. The primary uses of cash have been investments in portfolio companies, cash distributions to our equity holders, payments to service our Leverage Program and other general corporate purposes.

On May 17, 2013, the Leverage Program was expanded with the issuance of the TCPC Funding Facility. This facility is a senior secured revolving credit facility, pursuant to which amounts may be drawn up to $100 million subject to certain collateral and other restrictions. The facility is expandable to $200 million subject to the consent of the lender and other customary conditions. Amounts outstanding and available under the combined Leverage Program at September 30, 2013 were as follows:

	Rate *	Outstanding	Available	Total Facility
Operating Company Facility	L+44	$102,000,000	$14,000,000	$116,000,000
TCPC Funding Facility	L+275	48,000,000	52,000,000	100,000,000
Preferred Interests	L+85	134,000,000	-	134,000,000
Total Leverage Program		$284,000,000	$66,000,000	$350,000,000

* Based on either LIBOR or the lender’s cost of funds, subject to certain limitations.

Net cash used in operating activities during the nine months ended September 30, 2013 was $127.7 million. Our primary use of cash in operating activities during this period consisted of the settlement of acquisitions of investments (net of dispositions) of $176.8 million, partially offset by net investment income less preferred dividends and incentive allocation (net of non-cash income and expenses) of approximately $49.1 million.

Net cash provided by financing activities was $122.2 million during the nine months ended September 30, 2013, consisting primarily of $78.2 million of net proceeds from the secondary public offering of our common stock on May 24, 2013 and $76.0 million of net draws under our Revolving Facilities, reduced by $27.8 million of dividends on common equity, $1.1 million of dividends on the Preferred Interests, and payment of $3.1 million in costs related to the issuance of the TCPC Funding Facility.

At September 30, 2013, we had $12.6 million in cash and cash equivalents.

The Revolving Facilities are secured by substantially all of the assets in our portfolio, including cash and cash equivalents, and are subject to compliance with customary affirmative and negative covenants, including the maintenance of a minimum shareholders’ equity, the maintenance of ratios of not less than 300% of total assets (less total liabilities other than indebtedness) to total indebtedness and not less than 200% of total assets (less total liabilities other than indebtedness) to the sum of total preferred equity and indebtedness, and restrictions on certain payments and issuance of debt. Economic conditions, like those that began in 2007 and which have continued, may result in a decrease in the value of our investments, which would affect both the asset coverage ratios and the value of the collateral securing the Revolving Facilities, and may therefore impact our ability to borrow under the Revolving Facilities. In addition to regulatory restrictions that restrict our ability to raise capital, the Leverage Program contains various covenants which, if not complied with, could accelerate repayment under the Revolving Facilities or require redemption of the Preferred Interests, thereby materially and adversely affecting our liquidity, financial condition and results of operations. At September 30, 2013, we were in compliance with all financial and operational covenants required by the Leverage Program.

Economic conditions, like those that began in 2007 and which continued through 2011, while creating attractive opportunities for us, may decrease liquidity and raise the cost of capital generally, which could limit our ability to renew, extend or replace the Leverage Program on terms as favorable as are currently included therein. If we are unable to renew, extend or replace the Leverage Program upon the various dates of maturity, we expect to have sufficient funds to repay the outstanding balances in full from our net investment income and sales of, and repayments of principal from, our portfolio company investments, as well as from anticipated debt and equity capital raises, among other sources. Economic conditions, like those that began in 2007 and which have continued, may limit our ability to raise capital or the ability of the companies in which we invest to repay our loans or engage in a liquidity event, such as a sale, recapitalization or initial public offering. The Operating Company Facility matures in July 2016 and the Preferred Interests will be subject to mandatory redemption in July 2016. The TCPC Funding Facility matures in May 2016. Any inability to renew, extend or replace the Revolving Facilities or replace the Preferred Interests could adversely impact our liquidity and ability to find new investments or maintain distributions to our stockholders.

Challenges in the market are intensified for us by certain regulatory limitations under the Code and the 1940 Act. To maintain our qualification as a RIC, we must satisfy, among other requirements, an annual distribution requirement to pay out at least 90% of our ordinary income and short-term capital gains to our stockholders. Because we are required to distribute our income in this manner, and because the illiquidity of many of our investments may make it difficult for us to finance new investments through the sale of current investments, our ability to make new investments is highly dependent upon external financing. While we anticipate being able to continue to satisfy all covenants and repay the outstanding balance under the Leverage Program when due, there can be no assurance that we will be able to do so, which could lead to an event of default. In addition to regulatory restrictions that restrict our ability to raise capital, the Leverage Program contains various covenants which, if not complied with, could accelerate repayment under the Revolving Facilities or require redemption of the Preferred Interests, thereby materially and adversely affecting our liquidity, financial condition and results of operations.

Contractual obligations

In addition to obligations under our Leverage Program, we have entered into several contracts under which we have future commitments. Pursuant to an investment management agreement, the Advisor manages our day-to-day operations and provides investment advisory services to us. Payments under the investment management agreement will be equal to a percentage of the value of our gross assets (excluding cash and cash equivalents) and an incentive compensation, plus reimbursement of certain expenses incurred by the Advisor. Under our administration agreement, the Administrator provides us with administrative services, facilities and personnel. Payments under the administration agreement are equal to an allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to us, and may include rent and our allocable portion of the cost of certain of our officers and their respective staffs. We are responsible for reimbursing the Advisor for due diligence and negotiation expenses, fees and expenses of custodians, administrators, transfer and distribution agents, counsel and directors, insurance, filings and registrations, proxy expenses, expenses of communications to investors, compliance expenses, interest, taxes, portfolio transaction expenses, costs of responding to regulatory inquiries and reporting to regulatory authorities, costs and expenses of preparing and maintaining our books and records, indemnification, litigation and other extraordinary expenses and such other expenses as are approved by the directors as being reasonably related to our organization, offering, capitalization, operation or administration and any portfolio investments, as applicable. The Advisor is not responsible for any of the foregoing expenses and such services are not investment advisory services under the 1940 Act. Either party may terminate each of the investment management agreement and administration agreement without penalty upon not less than 60 days’ written notice to the other.

Distributions

Our quarterly dividends and distributions to common stockholders are recorded on the ex-dividend date and are determined under guidelines established by our board of directors. Distributions are declared considering our estimate of annual taxable income available for distribution to stockholders and the amount of taxable income carried over from the prior year for distribution in the current year. We do not have a policy to pay distributions at a specific level and expect to continue to distribute substantially all of our taxable income. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.

On August 8, 2013, our board of directors declared a third quarter cash dividend of $0.36 per share, payable on September 30, 2013 to stockholders of record as of the close of business on September 9, 2013. On September 30, 2013, we paid a cash dividend of $9.6 million.

The following tables summarize dividends declared for the nine months ended September 30, 2013 and September 30, 2012:

Date Declared	Record Date	Payment Date	Amount Per Share		Total Amount
March 7, 2013	March 18, 2013	March 29, 2013	$0.40	*	$8,591,051
May 8, 2013	June 7, 2013	June 28, 2013	$0.36		$9,595,344
August 8, 2013	September 9, 2013	September 30, 2013	$0.36		$9,595,692
Total for nine months ended September 30, 2013			$1.12		$27,782,087

March 9, 2012	April 3, 2012	March 29, 2013	$0.34	†	$5,400,000
April 3, 2012	June 15, 2012	June 29, 2012	$0.34		$7,301,716
August 9, 2012	September 14, 2012	September 28, 2012	$0.35		$7,516,472
Total for nine months ended September 30, 2012			$1.03		$20,218,188

* Includes a special dividend of $0.05.

† Based on 15,725,635 pro-forma converted shares before the initial public offering.

The following table summarizes the total shares issued in connection with our dividend reinvestment plan for the nine months ended September 30, 2013:

	Shares Issued	Average Price Per Share	Proceeds
Shares issued from dividend reinvestment plan	2,174	$16.33	$35,507

We have elected to be taxed as a RIC under Subchapter M of the Code. In order to maintain favorable RIC tax treatment, we must distribute annually to our stockholders at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we must distribute during each calendar year an amount at least equal to the sum of:

•      98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;

•      98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for the one-year period generally ending on October 31 of the calendar year; and

•      certain undistributed amounts from previous years on which we paid no U.S. federal income tax.

We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. If we choose to do so, all other things being equal, this would increase expenses and reduce the amounts available to be distributed to our stockholders. We will accrue excise tax on estimated taxable income as required. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We have adopted an “opt in” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend or other distribution payable in cash, each stockholder that has not “opted in” to our dividend reinvestment plan will receive such dividends in cash, rather than having their dividends automatically reinvested in additional shares of our common stock.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. Also, we may be limited in our ability to make dividends and distributions due to the asset coverage test applicable to us as a BDC under the 1940 Act and due to provisions in our existing and future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of favorable RIC tax treatment. In addition, in accordance with U.S. generally accepted accounting principles and tax regulations, we include in income certain amounts that we have not yet received in cash, such as PIK interest, which represents contractual interest added to the loan balance that becomes due at the end of the loan term, or the accrual of original issue or market discount. Since we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement to distribute at least 90% of our investment company taxable income to obtain tax benefits as a RIC and may be subject to an excise tax.

In order to satisfy the annual distribution requirement applicable to RICs, we have the ability to declare a large portion of a dividend in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution would be treated as a dividend for U.S. federal income tax purposes.

Related Parties

We have entered into a number of business relationships with affiliated or related parties, including the following:

•      Each of the Holding Company, the Operating Company, and TCPC Funding has entered into an investment management agreement with the Advisor.

•      The Administrator provides us with administrative services necessary to conduct our day-to-day operations. For providing these services, facilities and personnel, the Administrator may be reimbursed by us for expenses incurred by the Administrator in performing its obligations under the administration agreement, including our allocable portion of the cost of certain of our officers and the Administrator’s administrative staff and providing, at our request and on our behalf, significant managerial assistance to our portfolio companies to which we are required to provide such assistance.

•      We have entered into a royalty-free license agreement with the Advisor, pursuant to which the Advisor has agreed to grant us a non-exclusive, royalty-free license to use the name “TCP.”

•      Pursuant to its limited partnership agreement, the general partner of the Operating Company is SVOF/MM, LLC. SVOF/MM, LLC is an affiliate of the Advisor and the general partners or managing member of certain other funds managed by the Advisor.

The Advisor and its affiliates, employees and associates currently do and in the future may manage other funds and accounts. The Advisor and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds or accounts. Accordingly, conflicts may arise regarding the allocation of investments or opportunities among us and those accounts. In general, the Advisor will allocate investment opportunities pro rata among us and the other funds and accounts (assuming the investment satisfies the objectives of each) based on the amount of committed capital each then has available. The allocation of certain investment opportunities in private placements is subject to independent director approval pursuant to the terms of the co-investment exemptive order applicable to us. In certain cases, investment opportunities may be made other than on a pro rata basis. For example, we may desire to retain an asset at the same time that one or more other funds or accounts desire to sell it or we may not have additional capital to invest at a time the other funds or accounts do. If the Advisor is unable to manage our investments effectively, we may be unable to achieve our investment objective. In addition, the Advisor may face conflicts in allocating investment opportunities between us and certain other entities that could impact our investment returns. While our ability to enter into transactions with our affiliates is restricted under the 1940 Act, we have received an exemptive order from the SEC permitting certain affiliated investments subject to certain conditions. As a result, we may face conflict of interests and investments made pursuant to the exemptive order conditions which could in certain circumstances affect adversely the price paid or received by us or the availability or size of the position purchased or sold by us.

Recent Developments

On October 1, 2013, the Holding Company closed a public offering of 4.37 million shares of its common stock at $15.76 per share, receiving gross proceeds of approximately $68.9 million and net proceeds of approximately $66.5 million, net of underwriter discounts and approximately $0.3 million of expenses related to the offering.

From October 1, 2013 through November 1, 2013, the Operating Company has invested approximately $21.4 million in two loans with a combined effective yield of approximately 10.4%.

On November 7, 2013, the Holding Company’s board of directors declared a regular third quarter cash dividend of $0.36 per share and a special dividend of $0.05 per share for a total combined dividend of $0.41 per share. Both dividends are payable on December 31, 2013 to stockholders of record as of the close of business on December 10, 2013.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are subject to financial market risks, including changes in interest rates. At September 30, 2013, 76.3% of our debt investments bore interest based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate. The interest rates on such investments generally reset by reference to the current market index after one to six months. At September 30, 2013, the percentage of our floating rate debt investments that bore interest based on an interest rate floor was 88.3%. Floating rate investments subject to a floor generally reset by reference to the current market index after one to six months only if the index exceeds the floor.

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. Because we fund a portion of our investments with borrowings, our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

Based on our September 30, 2013 balance sheet, the following table shows the annual impact on net income of base rate changes in interest rates (considering interest rate floors for variable rate instruments) assuming no changes in our investment and borrowing structure:

Basis Point Change	Interest income	Interest Expense	Net Income
Up 300 basis points	$10,454,691	$(8,520,000)	$1,934,691
Up 200 basis points	$5,439,350	$(5,680,000)	$(240,650)
Up 100 basis points	$861,171	$(2,840,000)	$(1,978,829)
Down 100 basis points	$(148,255)	$719,088	$570,833
Down 200 basis points	$(148,255)	$719,088	$570,833
Down 300 basis points	$(148,255)	$719,088	$570,833

CAPITALIZATION

The following table sets forth (1) our actual capitalization at                   , 201    and (2) our capitalization on a pro forma basis giving effect to the sale of our common stock in this offering at the assumed public offering price of $            per share, which was the last reported closing price of our common stock on                  , 201         , after deducting the underwriting discounts and commissions and offering expenses payable by us and the application of the estimated net proceeds of this offering. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$

Liabilities:
Revolving Facility(1)	$	$
Other liabilities
Total liabilities	$	$

Stockholders’ equity:

Preferred Interests,(2) $20,000/share liquidation preference; 6,700 shares authorized, 6,700 preferred interests issued and outstanding, actual; 6,700 preferred interests issued and outstanding, pro forma

	$	$
Accumulated dividends on Preferred Interests
Common stock, par value $0.001 per share; 200,000,000 shares of common stock authorized; stock issued and outstanding, actual; common stock issued and outstanding, pro forma

Preferred stock, par value $0.001 per share; 100,000,000 shares of preferred stock authorized; no shares of preferred stock issued and outstanding, actual; no shares of preferred stock issued and outstanding, pro forma

Capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Net assets applicable to common shareholders	$	$

Total capitalization	$	$

(1)         The above table reflects our liabilities under the Revolving Facility as of                            , 201    . As of             , 201   , our debt outstanding under the Revolving Facility was $                  million.

(2)         Preferred Interests are a component of the $        million Leverage Program of the Operating Company.

UNDERWRITING

[Underwriter Representatives] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Advisor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
[Underwriter]
[Underwriter]
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

[Upon written instructions from the Company, [Sales Agent] will use its commercially reasonable efforts consistent with its sales and trading practices to sell, as our sales agent, the common stock under the terms and subject to the conditions set forth in the sales manager’s equity distribution agreement. We will instruct the sales manager as to the amount of common stock to be sold by the sales manager. We may instruct the sales manager not to sell common stock if the sales cannot be effected at or above the price designated by the Company in any instruction. We or the sales manager may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the 1933 Act, including sales made directly on the NASDAQ Global Select Market or sales made to or through a market maker other than on an exchange.](1)

We, the Advisor and the General Partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TCPC.”

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Sales load (underwriting discount and commissions)	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $       million and are payable by us, including up to $            of expenses that we have agreed to reimburse the underwriters for the Financial Industry Regulation Authority filing fees and reasonable legal fees and expenses incurred in connection with the review and approval by the Financial Industry Regulation Authority of the terms of the offer and sale of the common stock in this offering. Such expense will indirectly be borne by investors in this offering and will consequently lower their net asset value per share.

[Overallotment Option

We have granted an option to the underwriters, exercisable for      days after the date of this prospectus supplement, to purchase up to              additional shares at the public offering price, less the underwriting discount. [The underwriters may exercise this option solely to cover any overallotments.] If the underwriters exercise this

(1) In the alternative to the disclosure outlined in this Underwriting section, each prospectus supplement actually used in connection with an at-the-market offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include plan of distribution information as may then be appropriate pursuant to applicable law, regulation or customary practice as in effect as of the date of each such prospectus supplement, including, without limitation, this bracketed information.

option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.]

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, [Lead Underwriter] may facilitate Internet distribution for this offering to certain of its Internet subscription customers. [Lead Underwriter] may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by [Lead Underwriter]. Other than the prospectus in electronic format, the information on the [Lead Underwriter] web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the common stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, and the SAI, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the shares we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information, request a free copy of the Statement of Additional Information, the table of contents of which is on page         of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094.  You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which the accompanying prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Shares

Common Stock

PROSPECTUS SUPPLEMENT

[Underwriters]

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